Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-4 (Nos. 333-77343, 333-43752 and 333-64656) and on Form S-8 (Nos. 33-75254, 33-75252, 33-92656, 333-01978, 333-34839, 333-34837, 333-81521, 333-81523, 333-64410, 333-64412, 333-100294, 333-100295, 333-116550 and 333-116551) of Black Box Corporation of our report dated July 22, 2004 relating to the consolidated financial statements of Norstan, Inc. as of April 30, 2004, and for the year then ended appearing in this Current Report on Form 8-K/A of Black Box Corporation.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
April 7, 2005